Exhibit 10.10
[LOGO]

			      San Francisco,  31 January 1995



Smith's Food & Drug Centers, Inc.
Attn:  Mr. Paul Tezak
Vice President -Finance & Treasurer
1550 South Redwood Road
P.O. Box 30550
Salt Lake City, Utah  84130


Dear Sirs:


We are pleased to confirm the continued availability of our committed credit facility for Smith's Food & Drug Centers, Inc. (the "Company") under the following terms and conditions:

1.    The Facility.

      A. Amount of Facility. Banca di Roma (the "Bank") agrees to make loans and other advances (hereinafter called individually a "Loan" and collectively, "the Loans") to the Company in an aggregate principal amount at any one time outstanding up to but not exceeding Fifteen Million United States Dollars ($15,000,000.00). Within such limit the Company may borrow, repay and reborrow at any time or from time to time until the revocation of this facility by the Bank as further discussed below.
      B. Purpose of the Facility. This facility may be used for the general corporate purposes of the Company.
      C. Interest. Interest shall be computed in respect of the amounts drawn under this facility at rates quoted by the Bank and accepted by the Customer at the time of utilization. In any event the rate quoted by the Bank shall not exceed the London Interbank Offered Rate plus 0.50 percent per annum. Interest shall be computed on the actual number of days elapsed and on the basis of a 360 day year. Interest is payable on the maturity date of each Loan.
      D. Commitment Fee. The Company agrees to pay the Bank a commitment fee of 0.25 percent per annum on the unutilized
	  portion of the facility.   The commitment fee shall be
	  computed on the actual number of days elapsed and on the basis of a 360 day year. The commitment fee is payable calendar quarterly in arrears as billed by the Bank.
      E. Payments under the Facility. Payments in respect to Loans and the commitment fee are to be made in the legal currency of the United States of America.
      F. Expiry of the Facility. The facility is committed for a period of eighteen months plus one day to include an "evergreen" clause for the automatic renewal of same each six months, barring notice of cancellation of the evergreen facility by the Customer or the Bank. (For example, using the new trigger dates, the Bank's commitment currently will expire on 31 July 1996, but on 31 July 1995, the expiration will extend automatically to 31 January 1997. Thereafter, on 31 January 1996, the expiry automatically extends to 31 July 1997, and so on, so that at no time will there be less than one year and one day of availability, barring notice of cancellation of the evergreen facility by the Customer or the Bank).

      2. Conditions of Lending. The commitment of the Bank to make each Loan to be made by it hereunder is subject to the following conditions precedent:

	     (1) No event of default specified in Section 5 hereof, and no event which with notice or lapse of time or both would become such an event of default, shall have occurred and be continuing; the representations of the Company in Section 4 hereof shall be true on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date.
	     (2) The Company shall from time to time promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary or desirable or that the Bank may reasonably request in order to carry out the purposes of this facility agreement, to evidence its signing authority and to enable the Bank to enforce its rights and remedies hereunder.
	     (3) All legal matters incident to the transactions hereby contemplated shall be satisfactory to the Bank.

      3. Covenants. So long as the availability of this facility shall be outstanding and until the payment in full of all Loans outstanding hereunder and the performance of all other obligations of the Company hereunder, the Company agrees that, unless the Bank shall otherwise consent in writing, it will:

	     A. Furnish Financial Statements. The Company will furnish the Bank:

	     (1) within one hundred twenty (120) days after the end of each fiscal year of the Company, copies of the balance sheets of the Company, including any consolidated subsidiaries, as at the close of such fiscal year and statements of income and retained earnings of the Company and its consolidated subsidiaries for such year, certified by independent public accountants selected by the Company and satisfactory to the Bank;

	     (2) within ninety (90) days after the end of the first three quarters of each fiscal year of the Company, copies of balance sheets of the Company and its consolidated subsidiaries as at the end of such quarters and statements of income and retained earnings of the company and its consolidated subsidiaries for the period from the beginning of the fiscal year to the end of such quarter.

	     (3) from time to time, such further information regarding the business, affairs, and financial condition of the Company and its consolidated subsidiaries as the Bank may reasonably request.

	     All financial statements delivered hereunder shall be prepared on the basis of generally accepted accounting principals and practices applied on a basis consistent with those used in the preparation of the audited financial statements of the Company.

	     B. Remain in compliance with Laws, etc. The Company will, and will cause each of its consolidated subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders of all governmental bodies and officers having power to regulate or supervise its business activities provided, however, that neither the Company nor any of its consolidated subsidiaries shall be required to comply with any such laws, rules or regulations and orders so long as the validity thereof shall be contested in good faith by appropriate proceedings and adequate book reserve shall have been set aside with respect thereto in accordance with generally accepted accounting principles.

	     C. Maintain a consolidated tangible net worth of not less
		than $350,000,000.

		"Consolidated Tangible Net Worth" shall mean all assets appearing on a balance sheet of the Company and its Consolidated subsidiaries determined on a consolidated basis in accordance with GAAP less (without limitation and without duplication of deductions) the sum of (a) consolidated Indebtedness to include preferred stock and all short and long term debt obligations (other than liabilities subordinated to the satisfaction of Bank to the Obligations incurred hereunder), (b) and reserves established by Company or any Consolidated subsidiary for anticipated losses and expenses including deferred taxes payable, (c) the amount, if any, of such intangible items as goodwill (including any amounts, however designated on the balance sheet, investments in excess of underlying tangible assets), trademarks, trademark rights, trade name rights, copyrights, patents, patent rights, licenses, unamortized debt discount, marketing expenses and deferred research and development costs.

      4.     Representations.

	     The Company hereby represents and warrants to the Bank that:

	     A. Corporate Existence and Power.  The Company is a
		corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business or own real property in each state or other jurisdiction in which its principal real properties are located or in which it conducts any important or material part of its business; and the Company has corporate power to enter into and abide by the terms of this facility agreement and to borrow hereunder.

	     B. Corporate Authority.  The making and performance by
		the Company of this facility agreement and the Loans hereunder have been duly authorized by all necessary corporate action and will not violate any provision of law or of its charter or bylaws, or result in the breach of or constitute a default or require consent under, or result in the creation of any lien, charge, or encumbrance upon any property or assets of the Company pursuant to any indenture or other agreement or instrument to which the Company is a party or by which the Company or its property may be bound or affected, other than as specifically provided herein.

	     C. Financial Condition. The balance sheets and statements of income and retained earnings of the Company and its consolidated subsidiaries, heretofore furnished to the Bank, are complete and correct and fairly represent the financial condition of the Company and its consolidated subsidiaries as at the dates of said financial statements and the results of their operations for the periods ending on said dates. Neither the Company nor any of its consolidated subsidiaries has any material contingent obligations, liabilities for taxes, long-term leases or forward or long-term commitments not disclosed by, or reserved against in, said balance sheets or the notes thereto, and at the present time there are no material unrealized or anticipated losses from any unfavorable commitments of the Company or any consolidated subsidiary. Since the date of the latest of such statements there has been no material adverse change in the financial condition of the Company and its consolidated subsidiaries from that set forth in said balance sheets as at that date.

	     D. Litigation. There are no material suits or material proceedings pending, or to the knowledge of the Company threatened against or affecting the Company or any of its consolidated subsidiaries which, if adversely determined, would have a material adverse effect on the financial condition or business of the Company and its consolidated subsidiaries and there are no material proceedings by or before any governmental commission, board, bureau, or other administrative agency pending, or to the knowledge of the Company, threatened, against the Company or any of its consolidated subsidiaries.

      5.     Defaults.

	     If any of the following events of default shall occur and shall not have been remedied:

	     A. Any representation or warranty made by the Company in this facility agreement or in any request or certificate of the Company furnished to the Bank shall prove to have been incorrect in any material respect when made or at any time while this facility agreement is in effect; or
	     B.  The Company shall default in the payment, when due,
		of any principal of or interest on the Loans or any other sum payable by the Company under this facility agreement; or


	     C. The Company shall default in the performance of any other obligation to be performed by it contained herein and such default shall continue for thirty (30) days after the Bank has given the Company written notice of such default; or
	     D. The Company shall default in the payment of any of its indebtedness in an aggregate amount of at least $20,000,000 or in the performance of any covenants with respect to such indebtedness and such indebtedness shall have been accelerated by the holder or holders thereof prior to its stated maturity or maturities and such default shall continue unremedied for a period of 30 calendar days; or

	     E. The Company or any of its consolidated subsidiaries shall (1) apply for or consent to the appointment of a receiver, trustee, or liquidator of itself, or of all or a substantial part of its assets, (2) be unable, or admit in writing its inability to pay its debts as they fall due, (3) make a general assignment for the benefit of its creditors, (4) be adjudicated a bankrupt or insolvent, or (5) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law or an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding, or any corporate action shall be taken by it for the purpose of effecting any of the foregoing; or

	     F. An order, judgment, or decree shall be entered, without the application, approval, or consent of the Company or any of its consolidated subsidiaries by any court of competent jurisdiction, approving a petition seeking reorganization of the Company or any such consolidated subsidiary or appointing a receiver, trustee, or liquidator of the Company or any such consolidated subsidiary or of all or a substantial part of any of their respective assets and such order, judgment or decree shall continue unstayed and in effect for any period of more than thirty (30) consecutive days;
		 then, and in any such case, the Bank may by written notice to the Company (i) immediately terminate the facility hereunder and/or (ii) declare the principal of and interest accrued to be forthwith due and payable, whereupon the same shall become forthwith due and payable.

      6.     Notices.

	     All notices, requests, and demands shall be in writing and shall be personally delivered or sent by mail or by telex, and shall be deemed to have been duly given when delivered by hand, or, if mailed, when deposited in the United States mail, certified and return receipt requested, postage and charges prepaid, or, in the case of any telex, when sent, answerback received, and, regardless of method, addressed to such party at its address set forth as follows or such other address as such party may hereafter designate by written notice to the other:

	     The Company:              Smith's Food & Drug Centers, Inc.
				       1550 South Redwood Road Salt
				       Lake City, Utah  84104

	     The Bank:                 Banca di Roma
					    Attn:  Credit Department
					    One Montgomery Street
					    Telesis Tower - Suite 2200
				       San Francisco, CA  94104

      7.     Miscellaneous.

	     A. As used in this facility agreement, "Taxes" shall mean taxes, levies, imposts, duties, withholdings or other charges of whatsoever nature levied, imposed, collected, withheld or assessed by any government or any political subdivision or taxing authority thereof, other than any such charges on or measured by the net income, net worth or shareholders' capital of the Bank.

	     B. Neither failure nor delay on the part of the Bank to exercise any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

	     C. This facility agreement and each Loan shall be deemed to be contracts made under the laws of the State of California and for all purposes shall be governed by the laws of California, without regard to the conflict of laws statutes of such state. The Company hereby irrevocably agrees that any legal action or proceedings against the Company with respect to the facility agreement may be brought in the courts of the State of California, in any United States District Court located in California and, by execution and delivery of this facility agreement, the Company hereby irrevocably submits to each such jurisdiction and hereby irrevocably waives any and all objections which the Company may have as to venue in any of the above courts.

	     D. The Company will pay costs of collection (including reasonable counsel fees) in case default is made in the payment of any Loan made under this agreement.

		E. Each payment or prepayment of principal, interest or other amount payable by the Company under this facility agreement and any other document required hereunder shall, to the extent permitted by applicable law, be made without set-off or counterclaim and free and clear of, and exempt from, and without deduction or withholding for or on account of, any present or future Taxes levied, imposed, collected, withheld or assessed by any governmental entity or any political subdivision or taxing authority thereof. For the purposes here, "Taxes" shall exclude (i) any taxes, levies, impost, duties, withholdings or other charges of whatsoever nature levied, imposed, collected, withheld or assessed by any government or any political subdivision or taxing authority thereof which are measured by net income, net worth, or shareholders' capital; (ii) any such taxes or withholdings imposed on interest income under Sections 871 or 881 of the Internal Revenue Code or any corresponding provisions of succeeding laws and (iii) any amounts required to be withheld under Sections 1441 or 1442 of the Internal Revenue Code. The Bank hereby represents that it is currently engaged in the active conduct of the banking business in the United States and the interest payable in connection with the Loans is effectively connected with the conduct of such business within the meaning of Section 864 of the Internal Revenue Code and the regulations promulgated thereunder as such may be amended from time to time. So long as the Bank is engaged in the active conduct of the banking business in the United States, the Bank will deliver to the Company, as and when required by the Company, a properly executed Form W-9 (or any successor form or statement) setting forth its taxpayer identification number and a properly executed Form 4224 (or any successor form or statement) claiming exemption from withholding of tax on income effectively connected with its conduct of a trade or business in the United States. If any Taxes are levied, imposed, collected, subject to withholding or assessed on any such payment or prepayment, the Company shall make any withholding required for the account of the Bank and make timely payment thereof to the appropriate governmental authority, and shall, in any event, forthwith pay to the Bank such additional amounts as may be necessary so that the net amount actually received by the Bank in respect of each such payment or prepayment, after withholding, deduction or payment for or on account of such Taxes, and after payment by the Bank of any taxes due by reason of the payment of such additional amounts will not be less than the amount the Bank is entitled to receive hereunder had no such Taxes been deducted, withheld from or paid in respect of such payment. The Company shall, promptly upon receipt, furnish to the Bank all official receipts evidencing payment of any such Taxes (which shall be either originals, duplicate originals, or copies duly certified or authenticated). The Bank may, but is not required to, pay at any time and from time to time any amount in respect of such Taxes or penalties therefore or interest thereon, in which event the Company shall, in each instance, reimburse the Bank on demand therefor and pay to the Bank the additional amounts specified above.

	     F.  If, after the date of this facility agreement, the
		adoption or enactment of any applicable law or governmental rule, requirement, guideline, order, regulation, or any change therein, or change in the interpretation or administration thereof by any judicial or governmental authority, central bank, comparable agency or other person charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority (a "Change of Law") shall make it unlawful or impossible for the Bank to make or maintain any of the Loans, the Bank shall immediately notify the Company of such Change of Law. Thereafter, the Company's right to request the making of or continuation of, and the Bank's obligation to make or continue, a Loan shall be terminated. The Company shall repay the Loan in full, (a) at the specified maturity if the Bank may lawfully continue to maintain the Loan to such day, or (b) immediately if the Bank may not lawfully continue to fund or maintain the Loan and the Bank so notifies the Company (which notice shall be conclusive and binding upon the Company for all purposes in the absence of error); provided, however, that the Company and the Bank will, if possible, take all reasonable and feasible steps to mitigate the effect of any such Change in Law.

	     G. If, after the date of this facility agreement, the Bank shall reasonably demonstrate that, because of any Change of Law which shall have general applicability to the Bank and to other lending institutions similarly situated, (including, without limitation, those affecting Taxes or reserve or special deposit or similar requirements), the direct cost to the Bank of making, renewing or maintaining any of the Loans has been increased, or an additional direct cost imposed, or any sum received or receivable by the Bank hereunder has been reduced, in any of the foregoing cases by an amount deemed by the Bank to be material (including, without limitation, reductions resulting from any material difference between the Federal Reserve System reserve requirement imposed on the Bank after the date of this facility agreement and the reserve requirement for which the Bank is compensated as of the date hereof in determining the interest
		 rate), the Company shall from time to time, upon demand by the Bank, pay to the Bank such additional amount or amounts as will compensate the Bank for such increased or additional cost or such reduction. Any such demand shall be accompanied by a statement of the Bank setting forth the basis of the Bank's determination of the amount necessary to compensate the Bank, which statement as to the Bank's direct cost shall, in the absence of error, be conclusive and binding on the Company for all purposes.

	     H. In the Event of Default by the Company on loans made by Bank under this agreement, the Company shall compensate the Bank, within ten (10) days after written notice by the Bank, for all reasonable losses, costs and expenses in respect of any interest paid or premium or penalty incurred by the Bank to lenders or otherwise in respect of funds borrowed by or deposited with it to make or maintain any of the Loans which the Bank may sustain as a consequence of any Event of Default by the Company.



We are pleased that you have provided us with the opportunity to continue to assist in your banking needs and look forward to strengthening our relationship with you in the future.



					     Sincerely yours,


				       BANCA DI ROMA - SAN FRANCISCO

			 /s/ Richard G. Dietz   /s/Thomas C. Woodruff



We confirm our agreement with the above
and agree to abide by its terms.

Smith's Food & Drug Centers, Inc.

By: /s/ Paul Tezak

Title: V.P. Finance and Treasurer        Date: February 8, 1995